EXHIBIT 10.12

LOOP CANADA INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of April 10, 2018, by and between Nelson Switzer (the “Executive”) and Loop Canada Inc. (the “Company”).

1. Duties.

1.1 Position. The Executive is employed as Chief Growth Officer, reporting to the CEO of the Company. The duties and responsibilities of the Executive shall be commensurate with the position of an individual providing the same type of services in a similar company. The Executive shall perform such duties as from time to time may be prescribed for him by the CEO.

1.2 Obligations to the Company. The Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from the Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of the Executive’s employment relationship with the Company, the Executive further agrees that he will devote all of his business time and attention to the business of the Company, on a full-time basis, and the Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the CEO, which consent shall not be unreasonably withheld. The Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of the Executive’s employment.

2. Term of Employment. The Executive’s employment hereunder shall be for an indeterminate term and shall commence on May 8, 2018 or such later date as the parties may agree (“Commencement Date”).

3. Compensation. For the duties and services to be performed by the Executive hereunder, the Company shall pay the Executive in US currency, and the Executive agrees to accept, the salary and other benefits described below in this Section 3.

3.1 Salary. The Executive shall receive a yearly base salary of $300,000. The Executive’s salary will be payable pursuant to the Company’s normal payroll practices for payment of salary to executive employees. The Executive’s base salary will be reviewed as part of the Company’s normal salary review process.

3.2 Employee Benefit Plans. Executive shall participate in the employee benefit plans, programs and policies maintained by or for the Company for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time. The introduction, amendment and administration of benefit plans, programs and policies are within the Company’s sole discretion and the introduction, deletion or amendment of any benefit plan, program or policy of general application will not constitute a breach of this Employment Agreement, conditional on such introduction, deletion or amendment being consistently applied to all executives.

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3.3 Annual and Equity Incentive. As set forth in Exhibit “A” attached hereto, the Executive shall be entitled each year to the following incentive awards:

a)	An annual incentive award opportunity equal to 50% of base salary. The initial award opportunity will be provided in the form of restricted stock units with specific performance measures, goals and other terms and conditions specified at the start of each fiscal year. Depending upon the level of performance achieved relative to specified goals, which will be approved by the Compensation Committee, the award can range up to 200% of the target award opportunity. For the year ending February 28, 2019, the Executive shall be eligible for a prorated award. In future years, the Compensation Committee will approve each year the award type (cash or equity), corresponding award opportunities and other terms and conditions and will approve performance measures and goals recommended by the CEO, in alignment with Loop strategy and CEO goals.

b)	A long-term incentive award opportunity equal to 70% of base salary. The initial award opportunity will be provided in the form of equity with specific performance measures, goals and other terms and conditions specified at the start of each fiscal year. Depending upon the level of performance achieved relative to specified goals, which will be approved by the Compensation Committee, the award for the portion of the award subject to a range of specified goals can range up to 200% of the target award opportunity. For the year ending February 28, 2019, the Executive shall be eligible for a prorated award. In future years, the Compensation Committee will approve each year the award types and grant mix, corresponding award opportunities and other terms and conditions and will approve performance measures and goals recommended by the CEO, in alignment with Loop strategy and CEO goals.

c)	Incentive award goals will be set early in the fiscal year.

d)	In addition to the above, effective on or shortly after the Commencement Date, the Executive will receive a one-time grant of time vesting restricted stock units with a grant date fair value of approximately $243,000. This restricted stock unit award will vest one-third per year, commencing one year after the date of grant, subject to termination for Serious Reason.

The terms and conditions of the incentive awards shall at all times be governed by the Loop Industries, Inc. 2017 Equity Incentive Plan (or any successor plan or plans governing executive incentive awards). For greater clarity, subject to section 4.3 below, any incentive award that remains unvested or has not yet been earned at the time of Executive’s termination shall terminate immediately upon termination of employment.

3.4 Executive Plans and Policies. Executive will comply with any clawback (recoupment) policy, stock ownership/retention guidelines and other plans or polices applicable to other executive positions of a comparable level that the Company may adopt or amend, from time to time in its own discretion.

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3.5 Vacation. The Executive shall be eligible for 4 weeks of paid vacation per calendar year, which vacation time shall be taken at such time or times in each year so as not to materially and adversely interfere with the business of the Company. Such entitlement will be prorated for the calendar year in which the Executive commences employment and for any other year of partial employment. Payment of all vacation pay will be in accordance with applicable employment standards legislation. Such vacation entitlement is in addition to any Company closures for any holiday period. Unused vacation may not be carried over from any one-year period to any other period but will be forfeited, subject to the Executive being paid annually the minimum vacation time and vacation pay required under applicable employment standards legislation.

4. Termination of Employment. The Executive or the Company may end the Executive’s employment as described below. The Executive will always receive all accrued compensation, vacation pay and benefits up to his last day of employment or as otherwise provided in applicable employment standards legislation.

4.1 Voluntary Termination. The Executive may terminate this Agreement by voluntary resignation or by the Executive’s Resignation for Good Reason, as defined in Section 5.3 below, upon giving a minimum of 30 days’ advance written notice to the Company (the “Resignation Notice Period”). The Company may, at any time during the Resignation Notice Period, relieve the Executive from all or any of his duties for all or part of the remainder of the Resignation Notice Period. This may include a requirement that the Executive stay away from all or any of the Company’s premises, not be provided with any work, and/or have no business contact with all or any of the Company’s agents, employees, customers, clients, distributors and suppliers. Whether or not the Executive is relieved of any duties during the Resignation Notice Period, the Executive will be paid his base salary and any other benefits and remain entitled to incentive awards and incentive vesting in accordance with this Agreement, his employment will not be terminated by any removal of duties, his employment will continue during the Resignation Notice Period and he will continue to be bound by his obligations under this Agreement. Executive will not disclose his resignation within the first 10 days following delivery of his resignation notice without the prior approval of the Company. The Company will comply with all requirements of applicable employment standards legislation in respect of the termination of the Executive’s employment, and the Company shall not have any further obligation to Executive, except as otherwise set out in Section 4.4 below in respect to a Resignation for Good Reason.

4.2 Termination for Serious Reason. This Agreement may be terminated immediately by the Company at any time for Serious Reason as defined in section 5.1 below. Upon any termination under this Section 4.2, the Company shall pay the Executive any accrued compensation, vacation pay and benefits up to his last day of employment, and any unpaid expenses owing as at the date of termination. The Company will not be required to provide any form of advance notice of termination, pay in lieu of such notice, or any form of severance pay, except as required by applicable employment standards legislation.

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4.3 Termination Without Serious Reason by the Company

4.3.1	The Company may terminate this Agreement at any time and without notice or without Serious Reason by providing the Executive with a separation package as follows:

-    10 months of the Employee’s then-current base salary for the first year of service;

-    one month of the Employee’s then-current base salary for each additional year of service;

-    for a maximum of no more than 18 months;

(collectively, the “Separation Package”). The Separation Package shall be payable within (thirty) 30 days of termination in one lump-sum payment. In addition to the Separation Package, the Company shall pay the Executive’s base salary up to the date of termination, any accrued and unused vacation, any unpaid expenses owing as at the date of termination, any vested award granted pursuant to section 3.3 (including the award granted in Section 3.3(d) which shall immediately vest in the case of termination without Serious Reason), a prorated amount of any award granted following achievement of performance measures prior to the termination date (such prorated value to be calculated as follows: period of time from grant date to latest vesting date noted in the award divided by the period of time from grant date to applicable severance end date), and any other amount required by any applicable employment standards legislation. The Executive acknowledges that the foregoing arrangements fully satisfy the Company’s obligations in respect of the termination of the Executive’s employment and irrevocably agrees that the foregoing arrangements constitute an appropriate indemnity in lieu of reasonable notice, in full compliance with the Executive’s entitlements under law having explicit regard for the nature of the employment, the specific circumstances in which it is carried on and the duration of the period of work.

4.3.2

The Company’s obligation to pay the Separation Package and other amounts set forth in Section 4.3.1 above is conditional upon the Executive’s ongoing compliance with the post-employment covenants contained in Sections 6 and 8 of this Agreement. In the event that the Executive breaches the post-employment covenants contained in Sections 6 and 8, the Executive will remain bound by all of the terms of this Agreement, any payments made pursuant to the Separation Package will automatically cease, and the Executive will be required to return any payments already made pursuant to the Separation Package. Notwithstanding the cessation and/or return of payments, the Executive will at no point receive payment pursuant to the Separation Package that is less than the minimum amount of payment required to comply with applicable legislation.

4.3.3

The Company’s obligation to pay the Separation Package and other amounts set forth in Section 4.3.1 above is conditional upon the Executive signing, in the presence of a witness, a full and final release in a form satisfactory to the Company, and delivering an original executed copy of the full and final release to the Company within forty-five (45) days after the date of termination. If the Executive fails to execute the full and final release, the Executive will not be entitled to the Separation Package and will instead receive only such payments and benefit continuation as are required by applicable employment standards legislation, if any.

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4.3.4	If during the applicable severance period set forth in Section 4.3.1 above the Executive starts new employment in a similar capacity with a competitor, the amount of the Separation Package and other amounts due hereunder will be reduced by an amount equal to 30% of the salary paid to the executive by the Company in respect to the period from the date on which new employment begins and the end of the severance period had the amount been prorated over the applicable severance period, except that a) the reduction may in no case exceed 30% of the salary paid to the executive by the new employer between the date on which the new employment begins and the end of the severance period; and b) the reduction only applies if the executive starts the new employment within 10 months following the termination date. The Company may, at any point before or during the severance period, waive section 4.3.4.

4.4 Resignation for Good Reason by Executive. If the Executive’s employment is terminated by the Executive’s Resignation for Good Reason, the Executive’s entitlements and the terms and conditions noted in section 4.3 shall apply.

4.5 Change of Control. In the event of a Change of Control resulting in Termination Without Serious Reason or Resignation for Good Reason within two years of the Change of Control, all of the Executive’s unvested options, shares or other equity shall immediately vest upon such termination or resignation.

4.6 No Further Rights. Except as otherwise outlined in this Section 4., the Executive shall have no further entitlements upon termination, except if necessary to comply with the minimum requirements of any applicable employment standards legislation, and all vested options, warrants or other bonus entitlements will continue pursuant to their terms. The Executive acknowledges that the foregoing arrangements fully satisfy the Company’s and all affiliates’ obligations to his in respect of the termination of his employment and he agrees that the foregoing arrangements constitute reasonable notice in accordance with the civil law and that he will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law, civil law or contract.

4.7 Return of Company Property. All equipment, documents or any other materials of any kind created or used by the Executive in the course of employment with the Company, or otherwise furnished by the Company or its customers, suppliers, distributors, employees or consultants in the Executive’s possession or control, shall be surrendered to the Company, in good condition, promptly upon the Executive’s termination of employment, irrespective of the time, manner or cause of termination.

5. Definitions. For purposes of this Agreement, the following definitions shall apply:

5.1 “Serious Reason” means a serious reason that would constitute just cause at common law.

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5.3 “Resignation for Good Reason” means the Executive’s resignation as a result of: (i) a significant and substantial reduction in the Executive’s job, duties, or responsibilities in a manner that is substantially and materially inconsistent with the position, duties, or responsibilities held by the Executive immediately before such reduction; or (ii) any reduction in the Executive’s base salary, other than in connection with and consistent with a general and minimal reduction of all executive base salaries or in the annual and equity incentives set forth herein. In each case, the Executive shall give written notice to the Company of such event, and allow the Company a reasonable period to cure such event.

5.4 “Change of Control” means a sale of all or substantially all of the shares or assets of the Company or its parent, LOOP Industries, Inc. (“LPP”), or any merger or consolidation of either the Company or LPP with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company or LPP (as the case may be) outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or LPP (as the case may be), or such surviving entity, outstanding immediately after such transaction.

6. Confidentiality Agreement. The Executive has signed a Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) that is incorporated by reference and made a part of this Agreement and the form of which is attached hereto as Schedule “A”. The Executive hereby represents and warrants to the Company that the Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of the Executive’s employment relationship with the Company in accordance with the terms of the Proprietary Agreement.

7. Confidentiality of Terms. The Executive agrees to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or stock purchase allocations to any person, including other employees of the Company (other than such employees who have a need to know such information); provided, however, that the Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide the Executive with individual legal, tax or accounting advice. Notwithstanding anything to the contrary herein, disclosure of such information shall not be precluded if such disclosure is in response to a valid order of a court or governmental body or is otherwise required by law.

8. Covenants. This Agreement is conditional upon the Executive signing and agreeing to be bound to the Non-Solicitation and Non-Disparagement Agreement attached as Schedule “B” to this Agreement (the “Non-Solicitation and Non-Disparagement Agreement”), which the Executive agrees to execute and deliver to the Company in connection with this Agreement and is incorporated by reference.

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9. Breach of the Agreement. The Executive acknowledges that upon his breach of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, the Executive agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining the Executive from committing or continuing any such violation of this Agreement or the Proprietary Agreement. The Executive acknowledges and agrees that upon the Executive’s material or intentional breach of any of the provisions of the Agreement (including Sections 6 and 8) or the Proprietary Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company’s obligations to provide benefits to the Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate, except as required by applicable law.

10. Entire Agreement. This Agreement, together with its Exhibits and Schedules (including the Proprietary Agreement and the Non-Solicitation and Non-Disparagement Agreement), sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supersedes any prior agreement, and merges all prior discussions between them.

11. Conflicts. The Executive represents and warrants that his performance of all the terms of this Agreement will not breach any other agreement or understanding to which the Executive is a party. The Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

12. Dispute Resolution. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Serious Reason or Resignation for Good Reason exists), shall be settled by the competent courts of the Province of Ontario, City of Toronto. Each party shall pay his, his or its own costs (including lawyers’ fees) in connection with such court proceeding except that the Company shall pay the fees and expenses of the Executive if the Executive is the ultimate successful party in the dispute as determined in a final, non-appealable judgement. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction with respect to any alleged breach of the Proprietary Agreement or Sections 6 and 8, including specific performance and injunctions, restraining the Executive from committing or continuing to commit such alleged breach.

13. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

14.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

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14.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

14.3 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario, and the federal laws of Canada applicable therein, without giving effect to its or any other jurisdiction’s principles of conflict of laws.

14.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

14.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14.6 Advice of Counsel. Each party to this agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

14.7 Language. The parties hereto have expressly required that this agreement and documents ancillary thereto be drafted in the English language. Les parties à la présente ont expressément exigé que le présent accord et les documents afférents soient rédigés en langue anglaise.

[Signature page follows.]

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The parties have executed this Employment Agreement as of the date first written above.

The Company: LOOP CANADA INC.

By:	/s/ Daniel Solomita
Daniel Solomita
President and CEO

Executive:

By:	/s/ Nelson Switzer
Name:	Nelson Switzer

Address:

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EXHIBIT A

Loop Industries, Inc.
Pay Term Sheet for Chief Growth Officer
2018-02-13

Base Salary	$300,000
Annual Incentive Opportunity
Target (percent of salary):	50%
Award type:	Performance RSUs
Performance goals:	Company 75% / Individual 25%
Goal duration:	1 year (assessed at end of FY2019)
Vesting period:	1/3 per year, commencing after the award is determined
	$ amount	# of shares
Threshold potential award:	$75,000	4,687
Target potential award:	$150,000	9,375
Maximum potential award (2x of target):	$300,000	18,750

Equity Annual Opportunity
Target (percent of salary):	70%
Award type:	Time Options 50% / Performance Options 50%
Vesting of time options:	1/3 per year, commencing one year after date of grant
Performance option goals and duration:	All Company goals, generally 2 to 5 year duration (milestones)
Vesting of performance options:	Vest 1/3 per year, commencing one year after the goal is achieved
Option term / period to exercise:	All options have a term of 10 years from the date of grant
	$ amount	# of options
Threshold potential award:	$157,500	14063
Target potential award:	$210,000	18,750
Maximum potential award (2x for perf options):	$315,000	28,125

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Target Total Direct Comp Annualized Opportunity
Threshold potential award:	$532,500	18750
Target potential award:	$660,000	28,125
Maximum potential award:	$915,000	46,875

Special One-Time New Hire Grant
	$ amount	# of RSUs
RSUs (vest 1/3 per year):	$243,000	15,188

The number of RSUs to grant is based on the stock price on date of grant. The number of stock options to grant is based on the fair value per option (i.e., stock price at date of grant multiplied by the Black-Scholes ratio) divided into the target award amount.

Assumed Stock Price at Grant:	$16.00	(to be updated at grant)
Assumed Black-Scholes ratio:	70%	(to be updated at grant)
Fair value per option:	$11.20	(to be updated at grant)

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SCHEDULE A

PROPRIETARY INFORMATION AND

INVENTIONS AGREEMENT

LOOP CANADA INC.

In consideration of my employment by LOOP Canada Inc. (the “Company”, which term includes the Company’s, parent, LOOP Industries, Inc., and any of their respective subsidiaries and affiliates), any opportunity for advancement or reassignment that the Company may offer me, the compensation paid to me in connection with such employment and any stock and/or stock options which have been or may be granted to me by the Company, I, Nelson Switzer, hereby agree as follows:

1. Whenever used in this Agreement the following terms will have the following meanings:

1.1 “Invention(s)” means discoveries, developments, designs, improvements, inventions and/or works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new machine, article of manufacture, biological material, method, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

1.2 “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, trade secrets, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials such as nucleic acids, proteins, organisms, strands, cell lines, antibodies or antigen source materials, or fragments thereof, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

1.3 “Company Documents” means documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

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2. I also recognize that the Company possesses or has rights to Proprietary Information (including certain information developed by me during my employment by the Company that has commercial value in the Company’s business.

3. I understand that the Company possesses Company Documents that are important to its business.

4. I understand and agree that my employment creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information and (ii) the confidential information of another person or entity with which the Company has a business relationship and is required by terms of an agreement with such entity or person to hold such information as confidential. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company or as required by law.

5. In addition, I hereby agree as follows:

5.1 All Proprietary Information will be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may presently have or I may acquire in such Proprietary Information.

5.2 All Company Documents, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such Company Documents, materials and property as and when requested by the Company, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement (my “Personal Documents”). Even if the Company does not so request, I will return all such Company Documents, materials and property upon termination of my employment by me or by the Company for any reason, and, except for my Personal Documents, I will not take with me any such Company Documents, material or property or any reproduction thereof upon such termination.

5.3 I will promptly disclose to the Company, or any persons designated by it, all Inventions relating to the Field, as defined below, made or conceived, reduced to practice or created by me, either alone or jointly with others, prior to the term of my employment or consultancy (as the case may be). For purposes of this Agreement, “Field” means research, development, marketing or manufacturing of any products also researched, developed, marketed or manufactured by the Company.

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5.4 All Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) during the term of my employment or consultancy (as the case may be) in connection with the business of the Company will be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law will be deemed “works made for hire”), and the Company and its assigns will be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company my entire right, title and interest, whether possessed now or later acquired, in such Inventions.

5.5 During or after my employment, upon the Company’s request and at the company’s expense, I will execute all papers in a timely manner and do all acts necessary to apply for, secure, maintain or enforce patents, copyrights and any other legal rights in Inventions assigned to the Company under this Agreement, and I will execute all papers and do any and all acts necessary to assign and transfer to the Company or any person or party to whom the Company is obligated to assign its rights, my entire right, title and interest in and to such Inventions. This obligation will survive the termination of my employment or consultancy (as the case may be), but the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes, (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

5.6 So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment. During the term of my employment, I will not engage in any other business activity that is related to the Company’s business or its actual or demonstrably anticipated research and development unless the Company provides its consent.

6. As a matter of record I attach hereto as Exhibit A a complete list of all Inventions (including patent applications and patents) relevant to the Field that have been made, conceived, developed or first reduced to practice by me, alone or jointly with others, prior to my employment with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment with the Company, I use or incorporate into a product or process an Invention not covered by Paragraph 5.4 of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

7. I represent that my execution of this Agreement, my employment with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer, or other person or entity, including any obligations to keep confidential any proprietary or confidential information of any such employer. I have not entered into, and I will not enter into, any agreement that conflicts with or would, if performed by me, cause me to breach this Agreement.

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8. In the course of performing my duties to the Company, I will not utilize any proprietary or confidential information of any former employer.

9. This Agreement will be effective as of the first day of my employment by the Company and the obligations hereunder will continue beyond the termination of my employment and will be binding on my heirs, assigns and legal representatives. This Agreement is for the benefit of the Company, its successors and assigns (including all subsidiaries, affiliates, joint ventures and associated companies) and is not conditioned on my employment for any period of time or compensation therefor. I agree that the Company is entitled to communicate any obligations under this Agreement to any future employer or potential employer of mine.

10. I agree that any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the Province of Ontario without regard to its or any other jurisdiction’s conflict of laws provisions. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable laws of the Province of Ontario, such provision(s) will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

I HAVE READ AND UNDERSTOOD THER AGREEMENT. THER AGREEMENT MAY ONLY BE MODIFIED BY A SUBSEQUENT WRITTEN AGREEMENT EXECUTED BY THE PRESIDENT OR CHIEF OPERATING OFFICER OF THE COMPANY AND MYSELF.

Dated: ______________________, 2018.

By:
Name (Print): Nelson Switzer

Accepted and Agreed to:

LOOP CANADA INC.

By:
Daniel Solomita, President and CEO

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EXHIBIT A

TO

PROPRIETARY INFORMATION AND

INVENTIONS AGREEMENT

LOOP Canada Inc.

Ladies and Gentlemen:

1. The following is a complete list of all inventions or improvements relevant to the Field that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment by the Company that I desire to remove from the operation of the Proprietary Information and Inventions Agreement entered into between the Company and me.

________ No inventions or improvements. ________ Any and all inventions regarding: ________ Additional sheets attached.

2. I propose to bring to my employment the following materials and documents of a former employer:

________ No materials or documents. ________ See below:

(Signature)
Print Name: Nelson Switzer

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SCHEDULE B

NON-SOLICITATION AND NON-DISPARAGEMENT

1.	Non-Solicitation of Employees. The Employee shall not, during employment or during the twelve month period following the Termination Date (“Restricted Period)on the Executive’s own behalf or on behalf of any person, whether directly or indirectly, in all or part of the territory, offer employment to or solicit the employment or services of or otherwise entice away from the employment or service of the Company or its Affiliates, any Person or Persons who are, or within the 12 months preceding the Termination Date, were (i) employed by the Company or its Affiliates or (ii) providing consulting or other services to the Company or its Affiliates, whether as an independent contractor or otherwise; whether or not such Person or Persons would commit any breach of his or her contract of employment or services by reason of leaving the service of the Company or its Affiliates.

2.	Non-Solicitation of Customers and Suppliers. The Executive shall not, during the Restricted Period, on the Executive’s own behalf or on behalf of any Person, whether directly or indirectly, for any purpose which is in competition, in whole or in part, with the Business, solicit any Customer or Supplier or procure or assist in the solicitation of any Customer or Supplier, in all or part of the Territory

3.	Non-Disparagement. The Executive shall not, during employment with the Company or its Affiliates or following the termination of the Executive’s employment for any reason, on the Executive’s own behalf or on behalf of any person, whether directly or indirectly:

(a)	take any action intended to impair the reputation of the Company or its Affiliates, or intended to be detrimental to the business or operational interests of the Company or its Affiliates; or

(b)	criticize, disparage, defame or make any negative comments, statements or images about the Company or its Affiliates, Including their current or former operations, projects, initiatives, employees, consultants, independent contractors, officers, directors, customers, suppliers, distributors, shareholders, agents, representatives, goods, products and/or services, whether oral or written, Including statements and images made or posted via social media or on the internet.

4.	Definitions. The following capitalized terms, when used herein, have the respective meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Employment Agreement.

“Affiliates” means all of the Company’s direct and indirect predecessor, subsidiary, parent, related, affiliated and successor companies.

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“Business” means at the Termination Date, or in the two years preceding the Termination Date, any business or industry in which the Company and its Affiliates operate, or sell, provide or distribute goods, products or services.

“Customer” means any Person, to the Executive’s knowledge:

(a)	that has purchased or distributed the Company’s or any of its Affiliates’ goods, products or services in connection with the Business at any time during the 12 months preceding the Termination Date; or

(b)	whom the Company has solicited, called upon or negotiated with at any time during the 12 months preceding the Termination Date with a view to selling or providing goods, products or services to such Person or distributing goods, products or services through such Person.

“Including” means “including, without limitation”.

“Person” means any individual, corporation, firm partnership, governmental organization or other entity.

“Supplier” means any Person, to the Employee’s knowledge:

(a)	having provided goods, products or services to the Company or any of its Affiliates in connection with the Business at any time during the 12 months preceding the Termination Date; or

(b)	whom the Company is in negotiation with as at the Termination Date with a view to having such Person provide goods, products or services to the Company [or any of its Affiliates].

“Termination Date” means the date on which employment will end as specified in the written notice of termination of employment provided by the Employee or the Company, as the case may be.

“Territory” means Canada or the United States of America.

Date	Nelson Switzer

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